SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

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Smith Micro Software, Inc.
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May 15, 2012

To Our Stockholders:

I am writing to report to you that the Board of Directors of Smith Micro Software, Inc. (the “Company”) has recently adopted a Stockholder Rights Agreement (the “Rights Agreement”). We believe that the Rights Agreement will provide protection to our stockholders from takeover abuses. The Rights Agreement is more fully described in the Summary of Rights attached to this letter.

The Rights contain provisions to protect stockholders in the event of an unsolicited attempt to acquire the Company, including a gradual accumulation in the open market of our shares, a partial or “two-tier” tender offer that does not treat all stockholders equally, a squeeze-out merger and other abusive takeover tactics that the Board believes are not in the best interests of stockholders. These tactics can unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares. Numerous other companies have adopted rights plans to protect stockholders against these tactics. We consider the rights to be the best available means of protecting both your right to retain your equity investment in the Company and the full value of that investment, while not foreclosing a fair acquisition bid for the Company.

The Rights are not intended to prevent a takeover of the Company and will not do so. However, they should deter any attempt to acquire the Company in a manner or on terms not approved by the Board. The Rights are designed to deal with the very serious problem of another person or company using abusive tactics to deprive the Board of any real opportunity to determine the destiny of the Company.

The Rights will initially trade automatically with shares of the Company’s Common Stock and are not exercisable except as provided in the Rights Agreement. However, as provided in the Rights Agreement, with certain exceptions, ten days after the announcement that a person or group has beneficially acquired 20% or more of the Company’s shares, or ten business days (unless such date has been extended by the Board) after the announcement that a person or group has commenced a tender offer or exchange offer that if consummated would result in such person or group owning 20% or more of the Company’s shares, even if no purchases actually occur, separate certificates representing the Rights will be distributed. We expect that the Rights will begin to trade independently from the Company’s Common Stock at that time. At no time will the Rights have any voting power. The Board may redeem the Rights under the circumstances described in the Rights Agreement.

Under the Rights Agreement, at the option of the Board, the Rights will be exercisable for fractional shares of Series A Junior Participating Preferred Stock of the Company (effectively a common stock equivalent) or for shares of Common Stock of the Company.

In instituting the Rights Agreement we have expressed our continued confidence in the future of Smith Micro Software and our continued determination that you, our stockholders, be given every opportunity to participate fully in that future.

On behalf of the Board of Directors,

William W. Smith, Jr.

Chairman and Chief Executive Officer

SUMMARY OF RIGHTS TO PURCHASE

PREFERRED STOCK OF SMITH MICRO SOFTWARE, INC.

On April 19, 2012, the Board of Directors of Smith Micro Software, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of Common Stock, par value $0.001 per share (the “Common Shares”) outstanding on April 27, 2012 (the “Record Date”) to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth (1/1,000) of a share (each such one one-thousandth (1/1,000) of a share being a “Unit”) of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Company, at a price of Ten Dollars ($10.00) per Unit of Preferred Stock (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Stockholder Rights Agreement, dated April 24, 2012 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

Until the earlier to occur of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons, with certain exceptions (an “Acquiring Person”), has acquired beneficial ownership of 20% or more of the outstanding Common Shares or (ii) ten (10) Business Days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Shares (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto.

The Stockholder Rights Agreement

The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date or upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the Close of Business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on April 17, 2015 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of Units of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled to a quarterly dividend payment of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Stock will be entitled to an aggregate payment of 1,000 times the aggregate payment made per Common Share. Each share of Preferred Stock will have 1,000 votes, voting together with the Common Shares. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per Common Share. These rights are protected by customary anti-dilution provisions.

Because of the nature of the Preferred Stock dividend, liquidation and voting rights, the value of the one Unit of Preferred Stock purchasable upon exercise of each Right should approximate the value of one Common Share.

Effects of the Rights

From and after the time any Person becomes an Acquiring Person, any Rights acquired or beneficially owned by an Acquiring Person or an Associate or Affiliate of an Acquiring Person (as such terms are defined in the Rights Agreement) on or after the earlier of (x) the date of such event and (y) the Distribution Date (as such term is defined in the Rights Agreement) shall become void, and any holder of such Rights shall thereafter have no right to exercise such Rights.

“Flip-In” Provisions. In the event that any person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its Affiliates and Associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right. If the Company does not have sufficient Common Shares to satisfy such obligation to issue Common Shares, or if the Board of Directors so elects, the Company shall deliver upon payment of the exercise price of a Right an amount of cash or securities equivalent in value to the Common Shares issuable upon exercise of a Right; provided that, if the Company fails to meet such obligation within thirty (30) days following the date a Person becomes an Acquiring Person, the Company must deliver, upon exercise of a Right but without requiring payment of the exercise price then in effect, Common Shares (to the extent available) and cash equal in value to the difference between the value of the Common Shares otherwise issuable upon the exercise of a Right and the exercise price then in effect. The Board of Directors may extend the thirty (30) day period described above for up to an additional sixty (60) days to permit the taking of action that may be necessary to authorize sufficient additional Common Shares to permit the issuance of Common Shares upon the exercise in full of the Rights.

At any time after any Person becomes an Acquiring Person and prior to the acquisition by any person or group of a majority of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment).

“Flip-Over” Provisions. In the event that, at any time after a Person becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Stock will be issued (other than fractions which are integral multiples of Units of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last Trading Day prior to the date of exercise.

At any time prior to the time any Person becomes an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The Rights Agreement further provides that if the Company receives a Qualifying Offer (that has not been terminated and continues to be a Qualifying Offer for the period hereinafter described) and the Board of Directors has not redeemed the outstanding Rights, exempted such Qualifying Offer from the terms of the Rights Agreement or called a special meeting of the stockholders for the purpose of voting on whether or not to exempt such Qualifying Offer from the terms of the Rights Agreement, then stockholders representing at least 10% of the shares of Common Stock then outstanding may request that the Board of Directors call a special meeting of stockholders to vote to exempt the Qualifying Offer from the operation of the Rights Agreement, such notice to be delivered not earlier than ninety (90), nor later than one hundred twenty (120), Business Days following the commencement of such offer. The Board of Directors must then call and hold such a meeting to vote on exempting such offer from the terms of the Rights Agreement by the ninetieth (90th) Business Day following receipt of the stockholder demand for the meeting; provided that such period may be extended if, prior to the vote, the Company enters into an agreement (that is conditioned on the approval by the holders of a majority of the outstanding shares of Common Stock) with respect to a merger, recapitalization, share exchange, or a similar transaction involving the Company or the direct or indirect acquisition of more than 50% of the Company’s consolidated total assets (a “Definitive Acquisition Agreement”), until the time of the meeting at which the stockholders will be asked to vote on the Definitive Acquisition Agreement. If no Acquiring Person has emerged, the offer continues to be a Qualifying Offer and stockholders representing a majority of the shares of Common Stock represented at the meeting at which a quorum is present vote in favor of redeeming the rights, then such Qualifying Offer shall be deemed exempt from the Rights Agreement on the date that the vote results are certified. If no Acquiring Person has emerged and no special meeting is held by the date required, the Rights will be redeemed at the close of business on the tenth (10th) Business Day following that date.

A Qualifying Offer, in summary terms, is an offer determined by the Board of Directors to have each of the following characteristics which are generally intended to preclude offers that are coercive, abusive, or clearly illegitimate:

•	is an all-cash tender offer or stock exchange offer or combination thereof for any and all of the outstanding shares of Common Stock of the Company;

•

is an offer whose per-share price represents a reasonable premium over (a) the highest market price of the Common Stock in the preceding eighteen (18) months and (b) the value per outstanding share of cash and cash equivalents held by the Company, with, in the case of an offer that includes shares of common stock of the offeror, such per-share offer price being determined using the lowest reported market price for common stock of the offeror during the five (5) Trading Days immediately preceding and the five (5) Trading Days immediately following the commencement of the offer;

•

is an offer which, within twenty (20) Business Days after the commencement date of the offer (or within ten (10) Business Days after any increase in the offer consideration), does not result in a nationally recognized investment banking firm retained by the Board rendering an opinion to the Board that the consideration being offered to the Company’s stockholders is either unfair or inadequate;

•

is subject only to the minimum tender condition described below and other customary terms and conditions, which conditions shall not include any requirements with respect to the offeror or its agents being permitted to conduct any due diligence with respect to the books, records, management, accountants and other outside advisers of the Company;

•

is accompanied by an irrevocable written commitment by the offeror to the Company that the offer will remain open for at least one hundred twenty (120) Business Days and, if a special meeting is duly requested by the Company’s stockholders with respect to the offer, at least ten (10) Business Days after the date of the special meeting or, if no special meeting is held within ninety (90) Business Days following receipt of the notice of the special meeting, for at least ten (10) Business Days following that ninety (90)-day period;

•

is accompanied by an irrevocable written commitment by the offeror to the Company that, in addition to the minimum time periods specified above, the offer will be extended for at least fifteen (15) Business Days after any increase in the price offered, and after any bona fide alternative offer is made;

•	is conditioned on a minimum of a majority of the shares of Common Stock of the Company being tendered and not withdrawn as of the offer’s expiration date;

•

is accompanied by an irrevocable written commitment by the offeror to the Company to consummate promptly upon successful completion of the offer a second-step transaction whereby all shares of Common Stock of the Company not tendered into the offer will be acquired at the same consideration per share actually paid pursuant to the offer, subject to stockholders’ statutory appraisal rights, if any;

•

is accompanied by an irrevocable written commitment by the offeror to the Company that no amendments will be made to the offer to reduce the offer consideration or otherwise change the terms of the offer in a way that is adverse to a tendering stockholder; and

•

is accompanied by certifications of the offeror and its chief executive officer and chief financial officer that all information that may be material to an investor’s decision to accept the offer have been, and will continue to be promptly for the pendency of the offer, fully and accurately disclosed.

Any offers that have cash as all or partial consideration are subject to further conditions for qualification as “qualifying offers,” as set forth in the Rights Agreement. These conditions generally require assurance that the offer is fully financed and that the offeror has sufficient committed resources to consummate the offer. Any offers that have acquiror common stock as all or partial consideration are subject to further conditions for qualification as “qualifying offers,” as set forth in the Rights Agreement. These conditions generally require certain safeguards regarding, and access to, information about the acquiror to allow an informed determination as to the value and risks of the stock, including safeguards against developments that adversely affect the value of the stock, that the acquiror’s stock (which may not have subordinated voting rights or have ownership be heavily concentrated in one person or group) is listed on a national exchange, that the acquiror meets certain seasoned issuer standards under the Securities Act of 1933, and that no acquiror stockholder approval of the issuance of the consideration to the Company stockholders is necessary after commencement of the offer.

The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its Affiliates and Associates).

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

A copy of the Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 25, 2012. A copy of the Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.